SEVERANCE AGREEMENT
AND RELEASE OF ALL CLAIMS

This Severance Agreement and Release of All Claims (this “Agreement”) is made by and between Steven J. Buhaly (“Employee”) and Qorvo US, Inc., a Delaware corporation formerly known as TriQuint Semiconductor, Inc. (“Qorvo”).

Reference is made to the Change of Control Policy, as amended and restated as of May 13, 2014 (the “Policy”), executed by the Parties and attached as Exhibit A to this Agreement. The terms of the Policy, as modified by this Agreement, are incorporated into this Agreement by reference. Employee has provided notice of his resignation as an officer and retirement from Employer and by executing this Agreement, the Employee confirms that he has resigned as an officer, director or any other position or capacity with Employer as of the Termination Date.

This Agreement constitutes the “Release” described in Section 5 of the Policy and must be fully executed and not revoked by the Employee no later than September 29, 2016 for the provisions of this Agreement and the Policy to be enforceable by either Party.

In consideration of the mutual promises herein, the Parties agree as follows:

1.	Parties.

(a)
As used in this Agreement, “Employee” shall mean Steven J. Buhaly and any spouse, heirs, executors, representatives, administrators, agents, attorneys and assigns, and any other person or entity acting with or on behalf of Steven J. Buhaly, and any other person claiming by, through or under Steven J. Buhaly.

(b)	As used in this Agreement, “Employer” shall mean Qorvo, its parent corporation Qorvo, Inc., and any of their respective subsidiaries, affiliated entities, successors and assigns.

(c)	As used in this Agreement, “Parties” shall mean Employee and Employer.

2.	Termination of Employment and Policy Payments.

(a)	Employee’s final termination date with Employer is July 30, 2016 (the “Termination Date”).

(b)
Employee will be paid a lump sum cash amount, payable no later than the next scheduled payroll period following the Termination Date, equal to the sum of (i) any accrued but unpaid base salary through the Termination Date, plus (ii) any accrued but unpaid paid time off (PTO) and vacation pay (collectively, the “Cash Payment”). This lump sum Cash Payment, which we calculate to be a gross total of $46,092.62, will be subject to reduction to the extent you take PTO prior to your Termination Date and to applicable tax withholdings.

(c)
As consideration for this Agreement and for the Policy, the severance payments, the COBRA payments, and the acceleration of options and restricted stock awards set out in Section 4 of the Policy shall occur in accordance with the terms of the Policy and in accordance with the following additional terms:

1.	The Change of Control Effective Date under both this Agreement and the Policy shall be January 1, 2015.

2.
The base salary to be paid to Employee pursuant to Section 4(a)(i) of the Policy in twenty-six (26) equal payments shall be $16,355.78 per two week pay period, with the first payment to be made on the first payroll date after the “Release Effective Date” (as defined in the Policy), and the total amount of the twenty-six (26) payments over twelve (12) months will be $425,250.18.

3.
The additional cash severance payment to be paid to Employee pursuant to Section 4(a)(ii) of the Policy shall be a total payment of $340,200.14 to be paid in twenty-six (26) equal installments of $13,084.62, with the first payment to be made on the first payroll date after the Release Effective Date.

4.
Employee’s medical and dental coverage under Employer’s group health plans (United Healthcare, Delta Dental/Moda Health, Tufts, Assurant, Kaiser NW, and Kaiser CA, as applicable) will continue until July 31, 2016. Under a federal law known as COBRA, effective as of August 1, 2016, Employee and his covered dependents will be entitled to elect to continue medical and dental coverage for up to eighteen months (the “COBRA Period”). COBRA is administered through Discovery Benefits, which will mail enrollment forms and instructions to Employee’s home address following the Termination Date. To elect COBRA coverage, Employee must complete, sign and mail the application form to Discovery Benefits within 60 days of the Termination Date. Employee’s medical and dental insurance providers will be notified and Employee’s coverage will be reinstated retroactively to the group health plan termination date upon their receipt of your enrollment election and first payment. Enclosed is a COBRA rate sheet for medical and dental benefits. To the extent the Employee timely elects COBRA continuation coverage under the Employer’s group health plans, as set forth in Section 4(b) of the Policy the Employer will reimburse the Employee for the premiums paid by the Employee to continue Employee’s current coverage (which is Employee plus spouse) for the period specified in Section 4(b) of the Policy. The current rate of reimbursement is $549.39 per each bi-weekly pay period. Such reimbursement will commence following the commencement of Employee’s COBRA coverage and will be made as specified in Section 4(b) of the Policy.

5.
All stock options granted by TriQuint Semiconductor, Inc. prior to the Change of Control Effective Date shall accelerate and vest and become exercisable in full as of Release Effective Date. Employee may exercise any such vested options until the original expiration date applicable to the options. Outstanding vested options must be exercised through Employee’s Fidelity account. Employee may elect to do a same day sale, sell to cover, or exercise and hold. If Employee wants to exercise and hold the shares, Employee must deposit funds ahead of time into Employee’s Fidelity account to cover the cost of the exercise. If the option is a non-qualified stock option, Employee will also need to pay tax at the time of exercise.

6.
All unvested restricted stock unit awards granted to Employee by TriQuint Semiconductor, Inc. prior to the Change of Control Effective Date will accelerate and vest in full as of the Release Effective Date. These shares will be net settled for payment of applicable taxes.

Employee agrees and acknowledges that the payments to be made to Employee in consideration for this Agreement and the Policy are in in lieu of any other severance payment under any other severance plan of Employer. Employee acknowledges that Employee received full payment for all wages and salary due to Employee for Employee’s services to the Employer up to and including the Termination Date and that Employee is not otherwise owed any additional wages, salary or other amounts except as specified in this Agreement, the Policy and the Consulting Agreement referenced below. Employee also acknowledges and agrees that Employee has been properly provided all leaves of absence required by law and by the Employer’s policies.

3.    Qorvo Equity Awards. All restricted stock unit awards granted to Employee by Qorvo, Inc. after the Change in Control Effective Date contain post-termination vesting provisions under which the awards would continue to vest following the Termination Date, subject to satisfaction by Employee of certain conditions both initially and on an ongoing basis. To be eligible for such post-termination vesting, Employee must execute and deliver this Agreement and Employee must satisfy the other conditions specified in the applicable award agreements, including the “Post-Employment Condition” (as defined in the applicable award agreements). Please note that restricted stock unit awards that vest following the Termination Date pursuant to these post-termination vesting provisions are subject to so-called “clawback” provisions under which you may become obligated to forfeit unvested awards, return vested shares without compensation and repay any “Gain” realized on vested shares under certain circumstances. Employee should refer to his individual Fidelity account, the stock incentive plan under which his restricted stock awards were granted and his individual award agreements.

4.    Nonqualified Deferred Compensation Payments. As of July 1, 2016, Employee had a vested balance of approximately $1,126,447.11 under Employer’s Nonqualified Deferred Compensation Plan, as amended (the “NQDC Plan”). Commencing on March 30, 2015 and in accordance with the NQDC Plan, a portion of Employee’s vested balance under the NQDC Plan became subject to distributions to Employee in 60 quarterly installments; at July 1, 2016, approximately $592,232.49 of Employee’s vested balance remained to be distributed over the 54 remaining quarterly installments. As a result of Employee’s termination of employment, the remaining portion of Employee’s vested balance under the NQDC Plan (approximately $534,214.16 at July, 1, 2016) will be distributed in 60 quarterly installments commencing six months after the Termination Date.

5.    Other Benefit Matters. As a result of Employee’s termination of employment, please note the following:

•
Flexible Spending Account (FSA). Employee can submit claims for FSA-eligible expenses incurred through the Termination Date. Claims must be submitted within 90 days from the Termination Date. Healthcare FSAs may be continued through COBRA on a post-tax basis. Dependent Care Accounts are not eligible for continuation upon termination of employment. If Employee is enrolled in a Healthcare FSA, the COBRA notification will be mailed directly to Employee from Discovery Benefits. If Employee wants to accept coverage, Employee must complete, sign and mail the application form to Discovery Benefits within 60 days of the Termination Date.

•
401(k) Plan. Assuming it exceeds $5,000, Employee’s account balance in Qorvo’s 401(k) Plan may remain in such Plan or be transferred to another qualified plan or IRA at Employee’s election. To transfer your account balance to another qualified plan or IRA or to obtain a distribution from the account, you should visit Fidelity’s website at www.401k.com or call the Fidelity Retirement Benefits Line at 1-800-890-4015. Outstanding loans against Employee’s 401(k) Plan balance must be repaid within 30 days of the Termination Date.

•
Group Life Insurance and Accidental Death & Dismemberment (AD&D). Employee’s Life and Accidental Death and Dismemberment coverage ends on the Termination Date. However, Employee has the option to purchase a portable Term Life policy. Employee is eligible to port the coverage in force at the time employment terminates, including Basic Life, AD&D, Additional Life, and Dependent Life. Employee must apply for portability within 31 days of the Termination Date. If Employee is interested in porting Employee’s Life Insurance coverage, please call The Standard’s Continued Benefits department at: 800-378-4668 or email: cbt@standard.com.

•
Voluntary Accident, Critical Illness and Hospital Indemnity Insurance. If Employee is enrolled in Voluntary Accident, Critical Illness and/or Hospital Indemnity Insurance, Employee’s coverage ends on the Termination Date. Unum will send Employee instructions regarding the process for continuation of coverage. The continuation application and payment needs to be received by Unum within 31 days of the Termination Date.

•	Disability Insurance. Employer-paid short-term and long-term disability insurance coverage ceases effective midnight on the Termination Date. This benefit cannot be converted to an individual plan.

•
Employee Stock Purchase Plan. Eligibility for participation in Qorvo’s Employee Stock Purchase Plan ceases effective as of the Termination Date. Qorvo will reimburse payroll deductions credited to your account during the current purchase period no later than the next scheduled payroll period following the Termination Date.

•	Consulting Agreement. Qorvo and Employee agree that they will enter into the Consulting Agreement in substantially the form of Exhibit B hereto as of the Termination Date (the “Consulting Agreement”).

Please note that the above is a summary of the benefits available to you as a result of your retirement, and is qualified in all respects by reference to the terms of the Policy, stock award agreements and the applicable stock incentive plans and other benefit plans referenced in this Agreement. The contents of this Agreement should not be construed as legal, tax or other advice. Employee should consult with Employee’s own attorney and advisors as to the legal and tax related matters concerning these matters.

6.    Release of All Claims. In consideration of receiving the severance benefits described above, the Employee, for Employee’s self, heirs, spouse, executors, administrators, successors, and assigns, hereby knowingly and voluntarily releases Employer, its subsidiaries, affiliates, parents, predecessors and successors, and all officers, directors, agents and employees, and all persons, corporations, or other entities who might be claimed to be jointly or severally liable with it from any and all charges, complaints, grievances, causes of action, claims, and liabilities of any kind or nature whatsoever, whether actual or potential, known or unknown, suspected or unsuspected (“claims”), which Employee or anyone claiming by, through or under Employee may have or claim to have, and specifically but not exclusively, all claims regarding offenses that have occurred as of the date of this Agreement, including, without limitation, any and all claims relating to Employee’s employment or termination from employment with Employer. Employee expressly agrees that among the various rights and claims being waived in this Agreement are those arising under the United States and state constitutions, the common law of any applicable jurisdiction, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act, and any and all corresponding state laws that might apply, including, but not limited to any and all federal and state executive orders and other statutes and regulations, and any claim for attorneys’ fees, costs, disbursements and/or the like. This is a full and final waiver and release of any such claims, and the parties intend that it have the broadest effect possible under law. Employee expressly represents that Employee has no claim against the Employer which is not released under this Agreement.

7.    Covenant Not to Sue. A “covenant not to sue” is a legal term that means a person promises not to file a lawsuit or other legal proceeding. It is additional to the release of claims contained above. Besides waiving and releasing the claims above, Employee promises never to file or prosecute any legal claim of any kind against Employer in court for any reason based on any act, omission, event, occurrence, or non-occurrence, from the beginning of time to the effective date of this Agreement, including but not limited to claims, laws or theories covered by the Release of All Claims contained in Paragraph 6 above. Excluded from this covenant not to sue is the right to file charges with, or assist/participate in an investigation conducted by any agency that expressly prohibits waiver of such rights, such as the U.S. Equal Employment Opportunity Commission and the National Labor Relations Board. Employee understands and agrees that Employee is waiving, however, any right to monetary recovery, including but not limited to compensatory or punitive damages, attorneys’ fees or costs, or other damages or recovery should such an agency, or any other person, entity or group, pursue any claim on Employee’s behalf. Employee represents that, as of the effective date of this Agreement, Employee has not filed or caused to be filed any claims against Employer.

8.    Compliance with the Older Workers Benefit Protection Act. This Agreement is subject to the terms of the Older Workers Benefit Protection Act of 1990 (“OWBPA”). The OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act (“ADEA”) unless the waiver is knowing and voluntary. Pursuant to the terms of the OWBPA, Employee acknowledges and agrees that Employee has executed this Agreement voluntarily, and with full knowledge of its consequences. In addition, Employee hereby acknowledges and agrees as follows:

(a)	This Agreement has been written in a manner that is calculated to be understood, and is understood, by Employee.

(b)	The release provisions of this Agreement apply to any rights Employee may have under the ADEA.

(c)	The release provisions of this Agreement do not apply to any rights or claims Employee may have under the ADEA that arise after the date that this Agreement is executed.

(d)	The Employer hereby advises Employee to consult with an attorney prior to executing this Agreement.

(e)
The Employer is giving Employee a period of forty-five (45) days to consider this Agreement. Employee may accept and sign this Agreement before the expiration of the forty-five (45) day time-period, but is not required to do so by the Employer.

(f)
For a period of seven (7) days following the signing of this Agreement, Employee may revoke the waiver of ADEA claims made in this Agreement by sending written notice of any such revocation to the Employer. This Agreement shall become effective on the eighth day after Employee signs it, if it has not been revoked during the revocation period.

9.    Return of Company Property. No later than the effective date of this Agreement, Employee will return all Employer property in Employee’s possession or under Employee’s control, including but not limited to keys, credit cards, files, documents, pagers and laptop computers. Employee may keep his cellular phone once all Employer confidential information has been removed.

10.    Non-Solicitation of Employees and Non-Competition. Employee agrees that for a period of one (1) year following Employee’s Termination Date, Employee will comply with the non-solicitation and non-competition covenants contained in the Policy, and that such compliance is a condition to receiving the payments provided for under this Agreement.

11.    References. In response to inquiries regarding Employee’s employment with Employer, Employee will direct all such inquiries solely to Employer’s Human Resources Department and such department will confirm dates of employment, and Employee’s job title and salary information as of the date of termination.

12.    Entire Agreement. Employee agrees that this Agreement, the Policy and the Consulting Agreement constitute the entire agreement concerning employment with Employer and termination of employment with Employer and all other subjects addressed herein. Except for the Employee Confidentiality and Invention Assignment Agreement dated September 14, 2007, which Employee signed and which remains in effect pursuant to its terms, this Agreement supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters therein; and it is expressly understood that no amendment, deletion, addition, modification, or waiver of any provision of this Agreement shall be binding or enforceable unless in writing and signed by all parties.

13.    No Admission of Liability. Employee acknowledges that the payments described herein are not to be construed as an admission of liability by the Employer that it has violated any law, state or federal or otherwise.

14.    Confidentiality. In further consideration of the payment of the foregoing sum, Employee agrees that the terms and provisions of this Agreement and the Consulting Agreement shall be kept in strict confidence although

Employee may disclose the fact that this Agreement and the Consulting Agreement exist. Specifically, the amounts payable to Employee under this Agreement or the Consulting Agreement shall not be published, displayed, discussed, disclosed or revealed in any way by Employee or anyone on behalf of Employee without written permission of Employer or as required by court order, except that Employee may discuss this Agreement and the Consulting Agreement and their respective terms with Employee’s spouse, attorney, financial advisor, tax preparer and accountant. Prior to disclosing these terms to any of the above-referenced persons, Employee shall inform them of their obligations not to disclose the terms further. Disclosure of the terms of this Agreement or the Consulting Agreement by anyone to whom Employee discloses them shall be treated as an unauthorized disclosure by Employee. The above restrictions do not apply to Employee if and to the extent that Employer discloses the terms and provisions of this Agreement or the Consulting Agreement in any filing with the SEC or other governmental authority.

15.    Severability. The provisions of the Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of the Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

16.    Knowing Release. Employee declares that Employee fully understands the terms and provisions of this Agreement and voluntarily accepts the above terms and provisions regarding the termination of Employee’s employment. Employee declares that prior to the execution of this Agreement, Employee apprised had a sufficient opportunity to consult with an attorney in order that Employee might intelligently exercise Employee’s own judgment in deciding whether to execute this Agreement.

THE UNDERSIGNED STATE THAT THEY HAVE CAREFULLY READ THIS AGREEMENT IN ITS ENTIRETY, THAT NO PROMISE, INDUCEMENT OR AGREEMENT NOT HEREIN EXPRESSED HAS BEEN MADE TO EMPLOYEE, AND THAT EMPLOYEE VOLUNTARILY AND KNOWINGLY ACCEPTS ITS TERMS AND PROVISIONS.

Steven J. Buhaly		QORVO US, INC.
/s/ Steven J. Buhaly		By:	/s/ Jeffrey C. Howland
Signature		Its:	Vice President
Dated:	July 29, 2016	Dated:	July 29, 2016

WAIVER OF 45-DAY REVIEW

I, Steven J. Buhaly, understand that I may take up to 45 days from receipt of the SEVERANCE AGREEMENT AND RELEASE OF ALL CLAIMS to review the document and determine whether to accept it. If I elect to sign this Agreement before that period has expired, I hereby knowingly and voluntarily waive the 45-day review provision of the Agreement.
Prior to executing this Waiver and the Severance Agreement and Release of All Claims, I acknowledge that I have been advised to consult with an attorney, that I have had an opportunity to consult with an attorney and I fully understand the terms of this Waiver and the Agreement. I have not been compelled to sign it by anyone, and have entered into the Agreement and Waiver voluntarily and of my own free will.

DATE:

July 29, 2016

/s/ Steven J. Buhaly
Steven J. Buhaly